Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Announces Issuance of U.S. Patent for FOLOTYN

WESTMINSTER, Colo., November 30, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that the United States Patent and Trademark Office has issued a patent for the use of FOLOTYN™ (pralatrexate injection) for the treatment of T-cell lymphoma.  U.S. Patent No. 7,622,470 was issued to Memorial-Sloan Kettering Cancer Center, SRI International and Southern Research Institute, and expires on November 24, 2025. Allos holds an exclusive worldwide license from these institutions to develop and market FOLOTYN for all indications.

“We are pleased to add this important patent to our intellectual property portfolio for FOLOTYN,” said Marc H. Graboyes, senior vice president, general counsel of Allos Therapeutics.  “Patent protection is an essential component of our product life cycle management strategy, and this patent further strengthens the FOLOTYN franchise.”

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN™ (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other potential indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

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